Exhibit 10.1

Private & Confidential	FINAL (22 July 2020) 4043241-0017

DATED July 22, 2020

F-Star Biotechnology Limited	(1)
and Eliot Forster	(2)

SERVICE AGREEMENT

Contents

1	Definitions and interpretation	1

2	Appointment	4

3	Duration of the Employment	5

4	Scope of the Employment	6

5	Training	8

6	Hours of work	9

7	Place of work	9

8	Remuneration	9

9	Expenses and Insurance	10

10	Holidays	10

11	Sickness benefits	11

12	Pension	12

13	Death benefits and medical insurance	13

14	Restrictions during the Employment	13

15	Confidential Information and Employer documents	14

16	Inventions and other intellectual property	16

17	Termination	17

18	Severance benefits upon termination	19

19	Post-termination restrictions	24

20	No personal dealings	28

21	Grievance and disciplinary procedures	28

22	Deductions and Clawback	29

23	Anti-corruption provisions	30

24	Staff Handbook	30

25	Data protection	30

26	Notices	31

27	Former contracts of employment or other arrangements	31

28	Variations and amendments	32

29	Choice of law and submission to jurisdiction	32

30	Miscellaneous	32

THIS AGREEMENT IS A DEED and is made on                    2020

BETWEEN:

(1)	F-Star Biotechnology Limited (Company Registration Number: 08067987) whose registered office is at Eddeva B920, Babraham Research Campus, Cambridge CB22 3AT (“Employer”/ “we”/ “us”), and

(2)	Eliot Forster of [ADDRESS] (“you”).

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“Board” means the Board of Directors from time to time of the Employer;

“Confidential Information” means information in whatever form relating to the business, products, services, clients, customers, affairs and finances of the Employer or of any Group Company from time to time being confidential to it or to them or treated by it or them as such and trade secrets (including, without limitation, technical data and know-how) relating to the business of the Employer or of any Group Company or of any of its or their suppliers, clients or customers including by way of illustration only and without limitation:

(a)

any trade secret or confidential or secret information concerning the business development, affairs, future plans, business methods, connections, operations, accounts, finances, organisation, processes, policies or practices, designs, dealings, trading, software, or know-how relating or belonging to the Employer or to any Group Company or any of its suppliers, agents, distributors, clients or customers;

(b)

confidential computer software, computer-related know-how, passwords, computer programmes, specifications, object codes, source codes, network designs, business processes, business logic, inventions, improvements and/or modifications relating to or belonging to the Employer or any Group Company;

(c)

details of the Employer’s or any Group Company’s financial projections or projects, prices or pricing strategy, advertising, marketing or development plans, product development plans or strategies, fee levels, commissions and commission structures, market share and pricing statistics, marketing surveys and research reports and their interpretation;

(d)	any confidential research, report or development undertaken by or for the Employer or any Group Company;

(e)	details of relationships or arrangements with, or knowledge of the needs or the requirements of, the Employer’s or any Group Company’s actual or potential clients or customers;

(f)	information supplied in confidence by customers, clients or any third party to which the Employer or any Group Company owes an obligation of confidentiality;

(g)	lists and details of contracts with the Employer’s or any Group Company’s actual or potential suppliers;

(h)

information of a personal or otherwise of a confidential nature relating to fellow employees, directors or officers of, or consultants to, the Employer or any Group Company for which you may from time to time provide services; and

(i)	confidential information concerning, or details of, any competitive business pitches, or target details;

“Data Protection Legislation” means the General Data Protection Regulation (EU) 2016/679 (“GDPR”), Data Protection Act 2018 (“DPA”), and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (or any successor to the GDPR, DPA, or Privacy and Electronic Communications Regulations) and the applicable version at the relevant time of any guidance or codes of practice issued by the Information Commissioner’s Office from time to time;

“Employer Intellectual Property” means any Intellectual Property made, created or discovered by you during the Employment (whether or not in the course of the Employment or during normal hours of work or using our facilities) which:

(a)	in any way affects or relates to the business of the Employer or any Group Company; or

(b)	is capable of being used or adapted for use in or in connection with such business;

“Employment” means your employment under this Agreement;

“Financial Year” has the meaning ascribed to it in section 390 of the Companies Act 2006

“ERA” means the Employment Rights Act 1996;

“Group Company” means any company which is for the time being a subsidiary or holding company of the Employer and any subsidiary of any such holding company and for the purposes of this Agreement the terms “subsidiary” and “holding company” shall have the meanings ascribed to them by section 1159 Companies Act 2006;

“Intellectual Property” means all intellectual and industrial property rights which may now or in the future subsist in any country of the world, including without limitation:

(a)	patents, utility models, supplementary protection certificates and any other rights in inventions, discoveries and improvements;

(b)	registered and unregistered trade marks, including any trade, brand or business names and get-ups(s), rights to sue for passing off or unfair competition and rights in domain names, devices and logos;

(c)	registered and unregistered design rights;

(d)

copyright (including all such rights in any information, know-how or techniques relating to the Employer’s business, and in any computer software and typographical rights) database rights and moral rights;

(e)	all industrial, commercial and technical and accounts records and information (wherever located) relating to the activities of the Employer;

(f)	the Confidential Information; and

(g)	applications for registration and the right to apply for any registration of the above in any country in the world;

“WTR” means the Working Time Regulations 1998.

1.2	References to clauses and schedules are unless otherwise stated to clauses of and schedules to this Agreement.

1.3	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.4	A reference to a statute, statutory provision or regulation:

(a)

is a reference to it as amended, extended or re-enacted from time to time (including as a result of the exercise of powers conferred on Ministers under the European Union (Withdrawal) Act 2018 or any similar legislation); and

(b)	shall in the case of a statue or statutory provision include all subordinate legislation made from time to time under that statute or statutory provision.

1.5	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2	Appointment

2.1

We appoint you and you agree to act as Chief Executive Officer of the Employer or in such other capacity as we may from time to time reasonably direct on the terms of this Agreement. You recognise that this position is one of trust and confidence and that you will have access to Confidential Information. This is a key position in which you have a special obligation to further the interests of the Employer and any Group Company and to develop its or their businesses.

2.2

You represent and warrant that you are not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits you from entering into this Agreement, performing your duties under it or holding office as a director of the Employer or any Group Company.

2.3	You warrant that you are entitled to work in the United Kingdom without any additional approvals and will notify us immediately if you cease to be so entitled during the Employment.

3	Duration of the Employment

3.1

Your Employment commenced on 1 October 2018 and, subject to the provisions of this Agreement, shall continue unless and until terminated by either party giving to the other not less than six months’ written notice.

3.2

We shall have the discretion to terminate the Employment lawfully with immediate effect or on notice less than that required by clause 3.1 by notifying you that we are exercising our right under this clause 3.2 and that we will make within 28 days a payment in lieu of notice (“Payment in Lieu”) to you. The Payment in Lieu shall be a sum equal to, but no more than, the basic annual salary under clause 8.1 in respect of that part of the period of notice in clause 3.1 which we have not given to you. The Payment in Lieu shall be paid to you less any appropriate tax and other statutory deductions.

3.3	For the avoidance of doubt, the Payment in Lieu under clause 3.2 shall not include:

3.3.1	any bonus or commission payments that might otherwise have been due;

3.3.2	any benefits you would have been entitled to receive; or

3.3.3	any holiday entitlement that would have accrued,

during the period by reference to which the payment is made (“Relevant Period”).

3.4	You will have no right to receive a Payment in Lieu unless the Employer has exercised its discretion under clause 3.2.

3.5

Notwithstanding the fact that we have purported to exercise our discretion to make a Payment in Lieu under clause 3.2, you shall nonetheless not be entitled to any such payment if we would have been entitled to terminate the Employment without notice in accordance with clause 17.2. In that case we shall be entitled to recover from you any Payment in Lieu already made.

3.6

At any time following service of notice of termination in accordance with clause 3.1 (whether given by us or you), we shall be entitled, by written notice to you, to place you on leave (“Garden Leave”) for the whole or any part of the period of the Employment remaining after the service of such notice.

3.7	During any period of Garden Leave:

3.7.1

we shall be under no obligation to assign any duties to you and may revoke any powers you hold on behalf of the Employer or any Group Company and may remove you from any office held by you in the Employer or any Group Company;

3.7.2	we may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as we may decide;

3.7.3	you shall ensure that the Employer knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

3.7.4

we shall be entitled to exclude you from our premises and to instruct you not to contact (or attempt to contact) the officers, employees, agents, clients or customers of the Employer or of any Group Company;

3.7.5	your entitlement to receive your normal salary and other contractual benefits shall continue, subject always to the relevant scheme or policy relating to such benefits; and

3.7.6

you shall remain our employee and shall be bound by the terms of the Employment (other than to perform your duties under this Agreement unless specifically required to do so). In particular, but without limitation, you will remain bound by your obligations of loyalty and good faith, of exclusive service and of confidentiality, which preclude you taking up any other employment.

3.8	There is no probationary period applicable to the Employment.

3.9	For the purposes of the ERA your period of continuous employment began on 1 October 2018.

4	Scope of the Employment

4.1	During the Employment you shall:

4.1.1	serve the Employer and each Group Company to the best of your ability;

4.1.2

unless prevented by ill-health or incapacity devote the whole of your working time, attention and skill to the business and affairs of the Employer and to such other duties within the Employer or any Group Company consistent with your position as may be assigned to you during the continuance of the Employment;

4.1.3	faithfully and diligently perform such duties and exercise such powers consistent with your position as may from time to time be assigned to or vested in you by the Board;

4.1.4	do all reasonably in your power to protect, promote, develop and extend the business interests and reputation of the Employer and each Group Company;

4.1.5	obey the reasonable and lawful directions of the Board;

4.1.6

comply with the Memorandum and Articles of Association and of any Group Company and all other rules, regulations, policies and procedures from time to time in force in relation to the Employer or any Group Company;

4.1.7	abide by any statutory, fiduciary or common law duties to the Employer or any Group Company of which you are a director;

4.1.8	not do anything that would cause you to be disqualified from acting as a director;

4.1.9

keep the Board at all times promptly and fully informed (in writing if so requested) of your conduct of the business of the Employer and any Group Company and provide such explanations in connection with it as the Board may require; and

4.1.10	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of the Employer or of any Group Company to the Board immediately on becoming aware of it.

4.2	You shall if and so long as we require and without any further remuneration carry out your duties on behalf of any Group Company and act as a director or officer of any Group Company.

4.3

You shall promptly disclose to the Board any information that comes into your possession which adversely affects or may adversely affect the Employer or any Group Company or the business of the Employer or any Group Company including, but not limited to:

4.3.1

the plans of any other senior employee to leave the Employer or any Group Company (whether alone or in concert with any other employee), including, but not limited to, the plans of such an employee to join a competitor or to establish a business in competition with the Employer or any Group Company; and

4.3.2	the misuse by any employee of any Confidential Information belonging to the Employer or any Group Company; and

4.3.3	the conduct of any employee, agent or service provider which constitutes bribery within the meaning of the Bribery Act 2010.

4.4

We are not obliged to ensure that you remain a director of the Employer, and your removal from the Board in accordance with the Employer’s Articles of Association or otherwise will not be a breach of this Agreement by us.

4.5

We take a zero tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made.

5	Training

5.1

As a senior employee, you are responsible for identifying and attending any training that is necessary for you to perform your duties to the high standard expected of you. The cost of such training will be normally be met by the Employer, providing that prior approval has been obtained in accordance with the Employer’s current training policy. You are also required to attend any training that we stipulate as mandatory.

5.2	Subject to any provision to the contrary elsewhere in this Agreement, there is no other training which the Employer requires you to complete and which the Employer will not pay for.

6	Hours of work

6.1	Our normal business hours are 9:00 am to 5:00 pm Monday to Friday.

6.2

Your remuneration package is calculated on the basis that you will not only work during normal business hours but also such additional hours as shall be necessary in order properly to perform your duties. You are therefore not entitled to any additional remuneration for work done outside normal business hours.

6.3

You agree that on account of the specific characteristics of your role and your responsibilities, all of your “working time” (as such expression is defined by the WTR) is not measured or predetermined. Accordingly you agree that the exemption under regulation 20(1) WTR shall apply to the Employment.

6.4

Notwithstanding that the Employment is likely to be exempt (in accordance with clause 6.3 above), you nevertheless agree that the maximum average working time of 48 hours for each 7 day period which is contained in regulation 4(1) WTR shall not apply in relation to the Employment.

6.5

You may terminate your agreement to opt-out of regulation 4(1) WTR pursuant to clause 6.4 at any time by giving three months’ written notice to us of such termination. Upon such termination the other terms of the Employment will remain in force and shall not be affected.

7	Place of work

7.1

Your normal place of work will be our offices at Eddeva B920, Babraham Research Campus, Cambridge CB22 3AT but we may require you to work at any place (whether inside or outside the United Kingdom) for such periods as we may from time to time require (provided that the Board will provide you with at least two months’ notice of any change of your workplace and you will always be entitled to be based at the headquarters of the Employer) but not outside the United Kingdom for periods exceeding one month in any one year.

8	Remuneration

8.1

We shall pay you a salary at the rate of £437,750 per annum, on or before the last day of each calendar month by credit transfer to your bank account payable by equal monthly instalments in arrears (or such other sum as may from time to time be agreed). The rate of salary will be reviewed annually, but with no guarantee of salary increase.

8.2	The salary specified in clause 8.1 shall be inclusive of any fees to which you may be entitled as a director of the Employer or any Group Company.

8.3

In addition to your annual salary, the Employer may in its absolute discretion pay you a bonus of such amount and at such intervals as the Employer may in its absolute discretion determine but shall not exceed 50% of your annual salary, taking into account specific performance targets as may be notified to you from time to time. If the Employer makes a bonus payment to you in respect of a Financial Year, it shall not be obliged to make subsequent bonus payments in respect of any subsequent Financial Year. You shall in any event have no right to a bonus (or a pro-rated bonus) if your employment terminates for any reason or you are under notice of termination (whether given by or received by you) at or prior to the date when a bonus might otherwise have been payable. Any bonus payment shall not be pensionable.

9	Expenses and Insurance

9.1	We shall reimburse you in respect of all expenses reasonably incurred by you in the proper performance of your duties, subject to you providing such receipts or other evidence as we may require.

9.2	You shall abide by the Employer’s policies on expenses as communicated to you from time to time.

9.3

The Employer has directors’ and officers’ liability insurance and it is intended to maintain such cover for the full term of the Employment and thereafter if the maintenance of such cover is required to provide proper protection with regard to claims arising out of any acts or omissions by you during the Employment.

10	Holidays

10.1

You shall be entitled, in addition to all bank and public holidays normally observed in England, to 25 working days’ holiday, in each Holiday Year (being the period from January 1 to 31 December). This includes your entitlement under the WTR, which shall be deemed to have been taken first. You are required to take a minimum of 20 working days holiday (including bank and public holidays) in each Holiday Year. You may only take your holiday at such times as are agreed with the Board. Regulations 15(1) to 15(4) WTR shall not apply to the Employment.

10.2	You shall be entitled to be paid at the rate of 1/260th of the annual remuneration set out in clause 8.1 for each day of holiday to which you are entitled under this clause.

10.3

In the Holiday Year in which the Employment terminates, your entitlement to holiday shall be deemed to accrue on a pro rata basis for each completed calendar month of service during the relevant year. If, on the termination of the Employment, you have exceeded your accrued holiday entitlement, the excess may be deducted from any sums due to you.

10.4

Other than where you are prevented from taking holiday as a result of illness or injury, you shall not be entitled to carry forward more than five days’ holiday entitlement from one Holiday Year to the next (such carried forward holiday, if any, to be taken by 31 March of the next Holiday Year) without the prior written consent of the Board.

10.5

If either party has served notice to terminate the Employment, we may require you to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 3.6.

11	Sickness benefits

11.1

On condition that you comply with clause 11.2 and subject to our right to terminate this Agreement (whether on grounds of ill health or otherwise), we shall continue to pay your salary and benefits during any period of absence on medical grounds up to a maximum of 26 weeks in any rolling period of 12 months.

11.2	You shall if required:

11.2.1	supply us with medical certificates covering any period of sickness or incapacity;

11.2.2	consent to the application by us to any medical practitioner treating you for a medical report, and the provision of such a report to us; and

11.2.3	undergo at any time at our expense a medical examination by a doctor appointed by us.

11.3

Payment in respect of any other or further period of absence shall be at our discretion. Any payment to you pursuant to clause 11.1 shall be subject to set off by us in respect of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which you may be entitled.

11.4

If your absence shall be occasioned wholly or partly by any act or omission of a third party in respect of which damages or compensation are recoverable, then you shall not be entitled to any remuneration (other than Statutory Sick Pay) but we may in our absolute discretion advance sums not exceeding the remuneration to which you would otherwise be entitled against your entitlement to damages or compensation (including interest at such rate as you are entitled to recover in respect of a claim for loss of earnings) and you shall:

11.4.1	notify us immediately of all the relevant circumstances and of any claim, compromise, settlement or judgement made or awarded in connection with it; and

11.4.2

if we so require, refund to us any amount received by you from any such third party provided that the refund shall be no more than the amount which you had recovered in respect of remuneration (plus interest).

11.5

Any payments made under clause 11.4 shall be subject to the maximum aggregate sum which we are permitted to lend under the restrictions relating to loans to directors contained in the Companies Act 2006.

12	Pension

12.1

You are eligible for membership of the Employer’s group personal pension scheme (“Pension Scheme”) subject to the rules of the Pension Scheme from time to time in place. Any contributions shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the Pension Scheme and any statutory or other regulatory limits and restrictions from time to time in force. Your contributions shall be made by way of deduction from your salary. The Employer will comply with the requirement to make employer contributions and deductions in respect of employee contributions in accordance with Part 1 of the Pensions Act 2008. In the event that you opt out of membership of the Pension Scheme due to the fact that the assets of the various pension schemes benefitting you have in aggregate reached (or nearly reached) the lifetime allowance permitted by HMRC rules, you shall be entitled to receive a salary supplement equivalent to 8% of your basic salary from time to time in lieu of the Employer’s pension contributions that you would forego by opting out of the Pension Scheme. This salary supplement paid will be paid monthly, subject to deductions in the normal way. This amount will not form part of your basic salary and will be excluded when calculating any payments that may be due to you based on a percentage of base salary (e.g. bonus payments). This salary supplement will be increased each year in line with the Employer’s annual salary review (if applicable).

13	Death benefits and medical insurance

13.1

We shall during the continuance of the employment, provide you with life assurance cover which in the event of death during the continuance of the Employment, will pay a lump sum equal to 4 times the then annual rate of salary payable in accordance with clause 8.1 (provided that the provision of cover shall be subject to you complying with and satisfying requirements of the relevant insurers and subject to the insurance premiums being at reasonable and standard rates).

13.2

During the Employment you shall participate in such permanent health insurance and medical expenses insurance schemes as we shall from time to time maintain for your benefit, and, in the case of medical expenses insurance, your spouse and children under 21 subject to our right to terminate this Agreement and subject to the insurer accepting you (and your spouse and children) for cover under the relevant scheme and at normal rates and subject to the rules of such scheme or policy from time to time. Success or failure of a claim under such schemes is entirely a matter for the scheme insurer and we accept no obligation to take any legal or other proceedings to challenge or enforce the scheme insurer’s decision in respect of any such claim.

13.3

If the scheme insurer of any permanent health insurance scheme paid for or maintained by us accepts any claim by you under such scheme, you shall no longer, with effect from the date such claim is accepted, be eligible for or entitled to receive any remuneration or other benefits under this Agreement and you shall resign as director of the Employer and any Group Company if so requested by us.

14	Restrictions during the Employment

14.1	During the Employment you shall not:

14.1.1

be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking save that nothing in this Agreement shall prevent you from engaging in limited external advisory or consultancy activities (or similar), whether or not of a remunerative nature, provided that such external activities shall not in any way conflict with or interfere in any way with your obligations under this Agreement or be prejudicial to the interests of the Employer or any Group Company; or

14.1.2

engage in any activity which the Board reasonably considers may be, or become harmful to the interests of the Employer or of any Group Company or which might reasonably be considered to interfere with the performance of your duties under this Agreement.

14.2

Notwithstanding clause 4.1, you shall be entitled to continue with your role as Chairman of Avacta Plc, subject to any conflict of interests arising that would make your retention of this role untenable, and only to the extent that the discharge of your duties under this Agreement is not impaired as a result. We shall be entitled to withdraw the consent given by this clause to pursue such activities at any time if we believe that to continue with them would no longer reasonably be considered to be in the best interests of the Employer.

14.3	Clause 14.1 shall not apply:

14.3.1

to you holding (directly or through nominees) investments listed on the London Stock Exchange or in respect of which dealing takes place in the Alternative Investment Market on the London Stock Exchange or any recognised stock exchange as long as you do not hold more than 5% of the issued shares or other securities of any class of any one company; or

14.3.2	to the interest permitted by clause 14.2; or

14.3.3	to any act undertaken by you with the prior written consent of the Board.

14.4

You confirm that you have disclosed to us (and will continue to do so promptly throughout the Employment) all circumstances in respect of which there is or might be a conflict of interest between you (or members of your immediate family) and the Employer or any Group Company.

15	Confidential Information and Employer documents

15.1

Without prejudice to your common law duties and your obligations under clause 25, you shall neither during the Employment (except in the proper performance of your duties) nor at any time after the termination of the Employment (howsoever caused):

15.1.1	disclose to any person, company, business entity or other organisation;

15.1.2	use for your own purposes or for any purposes other than those of the Employer or any Group Company; or

15.1.3	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information, save as required by law. These restrictions shall cease to apply to any information which shall become available to the public generally (otherwise than through your default or the default of any third party connected in any way with you).

15.2

All notes and records (both originals and copies) wherever located and whether on paper, computer disk, computer memory, smartphone, tablet, memory stick or other media, which contain any Confidential Information or which you have made or acquired in the course of the Employment:

15.2.1	shall be and remain the property of the Employer or the relevant Group Company;

15.2.2	shall not be removed from the Employer’s premises (or the premises of any Group Company) except in the course of your duties; and

15.2.3	shall be handed over by you to the Employer or to the relevant Group Company on demand and in any event on the termination of the Employment (for whatever reason).

15.3

You shall on demand by us and in any event on the termination of the Employment (howsoever caused) irretrievably delete any Confidential Information stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in your possession or under your control outside our premises. For the purposes of this clause 15 you agree that any business connections added during the Employment to any personal LinkedIn accounts (or to any other personal social media accounts used by you in whole or in part for the purposes of Employer’s business) shall be regarded as the property of the Employer (whether or not Confidential Information) and shall be deleted on termination of the Employment.

15.4

You shall provide written confirmation that you have made a diligent search for, and delivered to us, all the notes and records described in clause 15.2 and have irretrievably deleted any Confidential Information described in clause 15.3 when requested to do so by us, whether during or after the Employment together with such reasonable evidence of compliance as we may request.

15.5

Nothing in this clause 15 shall prevent you from making a protected disclosure within the meaning of section 43A ERA or a relevant pay disclosure as defined in section 77 Equality Act 2010. In circumstances where you consider it is necessary to make such a disclosure, you should first raise the issue with the Board, or if your concerns relate to certain members of the Board, to an officer or officers of the Employer who you believe are not involved or implicated in the relevant matter.

16	Inventions and other intellectual property

16.1

You acknowledge that you may make, discover or create Intellectual Property in the course of your duties and agree that in this respect you have a special obligation to further the interests of the Employer and any Group Company.

16.2	You agree to disclose to us in writing full details of any Employer Intellectual Property promptly following its making, creation or discovery.

16.3

You agree that any Employer Intellectual Property shall so far as the law permits belong to and be the absolute property of the Employer or any other Group Company as the Employer may direct upon creation and:

16.3.1

to the extent that the same does not automatically belong to us upon creation, undertake to hold any such Employer Intellectual Property upon trust for the benefit of the Employer until such time as it shall be vested absolutely in the Employer or such other Group Company; and

16.3.2	hereby assign to the Employer or such other Group Company with full title guarantee by way of present and future assignment all such Employer Intellectual Property.

16.4	If and when we require you so to do you shall, at our expense, as the Employer or any other Group Company may direct:

16.4.1

give and supply to the Employer or such Group Company all such information, data, drawings and assistance as the Employer or such Group Company may require in order to exploit the Employer Intellectual Property to best advantage;

16.4.2

apply or join with the Employer or such Group Company in applying for patents or other protection or registration in the United Kingdom and in any other part of the world for the Employer Intellectual Property; and

16.4.3

execute and do all instruments and things necessary for vesting in the Employer or such Group Company or in such other person as the Employer may specify, as sole beneficial owner, any Employer Intellectual Property including such patents or other protection or registration when obtained and all right, title and interest to and in them absolutely.

16.5	You irrevocably and unconditionally waive any and all moral rights in connection with your authorship of any existing or future copyright work made or created by you during the Employment.

16.6

You irrevocably appoint the Employer to be your attorney in your name and on your behalf to execute and do any such instrument or thing and generally to use your name for the purpose of giving to the Employer the full benefit of this clause. In favour of any third party, a certificate in writing signed by any director or by the secretary of the Employer that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

16.7	The rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Employer Intellectual Property and shall be binding on your representatives.

16.8	Nothing in this clause shall be construed as restricting your rights under sections 39 to 43 Patents Act 1977.

17	Termination

17.1

For the avoidance of doubt, where there are no circumstances justifying summary dismissal under clause 17.2 the methods by which we may terminate this Agreement are not confined to the giving of notice as provided elsewhere in this Agreement or the making of a Payment in Lieu in accordance with clause 3.2. Accordingly if we terminate this Agreement without notice or a Payment in Lieu then any damages to which you may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss.

17.2

Notwithstanding any other provisions of this Agreement in any of the following circumstances we may terminate the Employment immediately by serving written notice on you to that effect. In such event you shall not be entitled to any further payment from us except such sums as shall have accrued due at that time. The circumstances are if you:

17.2.1	commit any serious breach of this Agreement or are guilty of any gross misconduct or any wilful neglect in the discharge of your duties;

17.2.2	repeat or continue (after warning) any breach of this Agreement;

17.2.3	are guilty of any fraud, dishonesty or conduct tending to bring you, the Employer, or any Group Company into disrepute;

17.2.4	are declared bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;

17.2.5

are convicted of any criminal offence (other than minor road traffic offences for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of your duties;

17.2.6	cease to be eligible to work in the United Kingdom;

17.2.7

refuse (without reasonable cause) to accept the novation by the Employer of this Agreement, or an offer of employment on terms no less favourable to you than the terms of this Agreement, by any company which acquires or agrees to acquire not less than 90 per cent of the issued equity share capital of the Employer; or

17.2.8	resign (otherwise than at our request) as, or otherwise cease to be, or become prohibited by law from being, a director of the Employer or any Group Company.

17.3

If at any time you are unable to perform your duties properly because of ill health, accident or otherwise for a period or periods totalling at least three months in any period of 12 consecutive calendar months then we may appoint another person to act in your place in any position to which you may be assigned during the Employment.

17.4	On the termination of the Employment or upon either us or you having served notice of such termination, you shall:

17.4.1

at our request resign from office as a director of the Employer and all offices you hold in any Group Company, without claim for compensation for loss of office, provided however that such resignation shall be without prejudice to any claims which you may have against the Employer or any Group Company arising out of the termination of the Employment;

17.4.2	at our request resign from all trusteeships you hold of any pensions scheme or other trusts established by the Employer or any Group Company; and

17.4.3

immediately deliver to us all materials within the scope of clause 15.2 and your lap-top, tablet and any other computer or similar equipment, all computer and other passwords, keys, ID or access cards, credit cards, mobile phones (including the original sim card), and other property of or relating to the business of the Employer or of any Group Company which may be in your possession or under your power or control, and you irrevocably authorise us to appoint any person in your name and on your behalf to sign any documents and do any things necessary or requisite to give effect to your obligations under this clause 17.4.

17.5

Following termination of the Employment you agree to make yourself available to, and to cooperate with, us or our advisers in any internal investigation or regulatory proceedings arising out of matters which formed part of your responsibilities during the Employment. You acknowledge that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on our behalf.

17.6

On termination of the Employment (howsoever caused) you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Employer or any Group Company in which you may participate.

17.7	Any delay in exercising the right of termination conferred by this clause 17 shall not constitute a waiver of it.

18	Severance benefits upon termination

18.1	For the purposes of this clause 18 the following words and phrases shall have the following meanings:

“Basic Salary” means your basic annual salary (in accordance with clause 8.1) as at the date of the termination of your Employment.

“Cause” means any of the circumstances set out in clause 17.2 and/or where the Employer has a potentially fair reason to terminate the Employment pursuant to s.98 ERA.

“Change of Control” means the occurrence of any of the following events:

(a)	a sale, lease or other disposition of all or substantially all of the assets of the Employer; or

(b)

a consolidation or merger of the Employer with or into any other corporation or other entity or person, or any other corporate reorganisation, in which the shareholders of the Employer immediately prior to such consolidation, merger or reorganisation, own less than fifty percent (50%) of the outstanding voting power of the surviving entity (and its parent) following the consolidation, merger or reorganisation; or

(c)

any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Employer’s outstanding voting power is transferred.

For the avoidance of doubt, the transactions contemplated by the Exchange Agreement shall not be considered a Change of Control for purposes of this Agreement.

“Exchange Agreement” means the share exchange agreement to be entered into by (i) F-Star Therapeutics Ltd; (ii) Spring Bank Pharmaceuticals, Inc.; and (iii) others.

“Good Reason” means:

(a)	a material diminution in the nature or scope of your title, duties, or responsibilities occurring without your consent; or

(b)

a material reduction in your Basic Salary, which for purposes of this Agreement shall mean a reduction of more than fifteen percent (15%) in the aggregate, other than any reduction applying in a similar fashion to similarly situated executives of the Employer, without your consent.

“Severance Sum” shall mean either:

(a)	a sum equal to 18 months’ Basic Salary, in circumstances where a Qualifying Termination takes effect during the 12 month period immediately following a Change of Control; or

(b)	a sum equal to 12 months’ Basic Salary, in circumstances where a Qualifying Termination takes effect more than 12 months following a Change of Control.

“Qualifying Termination” means termination of the Employment

(a)	by the Employer (whether with or without notice) without Cause; or

(b)	by you for Good Reason.

18.2

In the event of a Qualifying Termination the Employer shall pay to you the Severance Sum (as adjusted in accordance with clauses 18.3 and 18.4 below) in accordance with the provisions set out in this clause 18 SUBJECT ALWAYS to the provisions of clauses 18.5, 18.6 and 18.10 being satisfied.

18.3

If the Employer terminates the Employment without Cause by giving you a period of notice, (whether under clause 3.1 or otherwise), the Severance Sum shall be reduced by a sum equal to the salary, benefits and any other payments received by you from the Employer during your notice period (whether such notice period is worked by you or whether some or all of it is spent on Garden Leave in accordance with clause 3.6).

18.4

If the Employer terminates the Employment without Cause by making a Payment In Lieu to you in accordance with clause 3.2, the Severance Sum shall be reduced by a sum equal to the Payment in Lieu received you.

18.5	The payment or provision of the Severance Sum shall be subject to and conditional on (and in consideration of) the following:

18.5.1	the Employment being subject to a Qualifying Termination;

18.5.2	you having complied with your obligations under clause 17.4;

18.5.3

the Employer (acting reasonably) determining that, as at the Termination Date, you had met all of your applicable performance conditions and/or targets for the Financial Year in which the Employment terminates (pro-rated as appropriate);

18.5.4	you having complied with and continuing to comply with:

(i)	the implied duty of fidelity and common law duty of confidentiality; and

(ii)	your express obligations relating to confidentiality, intellectual property and post-termination restrictions as set out in clauses 15, 16 and 19 respectively; and

18.5.5

the restrictive covenants contained in clause 19 being reaffirmed by you so that they shall apply and you shall continue to be bound by them, notwithstanding that the Employment may, or without the payment of the Severance Sum might, otherwise have been repudiated by the Employer.

18.6

In circumstances where a Qualifying Termination takes effect during the 12 month period immediately following a Change of Control, in addition to your right to receive the Severance Sum in accordance with this clause 18, any options or RSUs granted to you under any equity incentive plan adopted or to-be-adopted by the Employer shall, to the extent not assumed by an acquirer, vest in full

18.7

The Severance Sum shall be paid less such deductions as are required by law, and shall be in full and final settlement of all claims or rights of action which you have or may have against the Employer or any Group Company and their respective officers, non-executive directors, shareholders, employees or agents, arising out of or in connection with your Employment or its termination or otherwise whether arising under statute, contract, at common law, in equity or any other legislation or regulation applicable under English, European or US law. You shall not be entitled to any further compensation in respect of the termination of your employment and you agree to waive, release and discharge any or all such rights and claims. You acknowledge that it is a condition of the receipt of the Severance Sum that you shall enter into a legally binding settlement agreement with the Employer (and any such additional documents as may be reasonably required), in a form acceptable to the Employer (“Settlement Agreement”).

18.8	The Severance Sum shall be paid to you within 28 days of the Settlement Agreement becoming legally binding or the Termination Date (whichever is later).

18.9	For the avoidance of doubt the payment or provision of the Severance Sum shall not affect your entitlement as at the Termination Date to any of the following:

18.9.1	any accrued but unpaid salary;

18.9.2	any payment in lieu of accrued but unused holiday; or

18.9.3	the reimbursement of your expenses, provided that all claims for reimbursement are submitted within 14 days of the Termination Date.

18.10	For the avoidance of doubt, the Employer shall not pay the Severance Sum to you in circumstances where:

18.10.1	you serve notice to terminate the Employment for any reason other than for Good Reason;

18.10.2	you terminate the Employment without giving due notice for any reason whatsoever (including but not limited to where this is in response to an alleged breach of contract by the Employer);

18.10.3	the Employer is entitled to terminate the Employment without notice and without a Payment in Lieu in accordance with clause 17.2; or

18.10.4

as at the Termination Date the Employer has made a resolution for its winding up, an arrangement or composition with its creditors or has made an application to a court of competent jurisdiction for protection from its creditors or an administration or winding-up order has been made or an administrator or receiver has been appointed in relation to the Employer.

18.11	If at any time during the 12 month period immediately following the payment of the Severance Sum to you under this clause 18, the Employer subsequently becomes aware that:

18.11.1	it would have been entitled to terminate the Employment without notice and without a Payment in Lieu in accordance with clause 17.2; or

18.11.2	you had, on or before the Termination Date, committed a breach of either:

(i)	the provisions of clauses 14, 15, 16 or 19; and/or

(ii)	the implied duty of fidelity or common law duty of confidentiality then the Employer shall be entitled to claw-back and recover the Severance Sum from you in its entirety. In such event, you shall, if so required by the Employer and without prejudice to the Employer’s other remedies, immediately repay on demand an amount equal to the Severance Sum paid to you (after deductions for income tax and National Insurance) plus, if requested any sum in respect of income tax and National Insurance paid on the Severance Sum which you can recover from HM Revenue and Customs (or its successors). The sum to be repaid shall be payable to the Employer within 28 days of the demand and shall be recoverable by the Employer as a debt.

19	Post-termination restrictions

19.1	For the purposes of clause 19.2 the following words shall have the following meanings:

“Confidential Information” shall have the meaning ascribed thereto in clause 1.1;

“Customer” shall mean any person, firm, company or other organisation whatsoever to whom or which the Employer distributed, sold or supplied Employer Goods or Employer Services during the twelve months immediately preceding the Termination Date, (or, if the Employer exercises its rights under clause 3.6 to place you on Garden Leave, the twelve month period immediately preceding the commencement of that Garden Leave) and with whom or which, during such period:

(a)	you had personal dealings in the course of the Employment; or

(b)	any employee who was under your direct or indirect supervision had personal dealings in the course of the Employment;

“Employer Goods” shall mean any product, process, platform, design, research, development, manufacture, production, sale or distribution of antibodies or fragments containing antigen-binding sites engineered into non-CDR loops, or otherwise relating to the activities which your duties were concerned or for which you were responsible during the twelve months immediately preceding the Termination Date;

“Employer Services” shall mean any services (including but not limited to technical and product support, technical advice and customer services) supplied by the Employer with which your duties were concerned or for which you were responsible during the twelve months immediately preceding the Termination Date;

“Key Employee” shall mean any person who immediately prior to the Termination Date was a senior employee or director or consultant of the Employer with whom you worked closely or supervised during the twelve months immediately preceding the Termination Date;

“Prospective Customer” shall mean any person, firm, company or other organisation whatsoever with whom or which the Employer shall have had negotiations or discussions regarding the possible distribution, sale or supply of Employer Goods or Employer Services during the twelve months immediately preceding the Termination Date (or, if the Employer exercises its rights under clause 3.6 to place you on Garden Leave, the twelve month period immediately preceding the commencement of that Garden Leave) and with whom or which, during such period:

(a)	you shall have had personal dealings in the course of the Employment; or

(b)	any employee who was under your direct or indirect supervision shall have had personal dealings in the course of the Employment;

“Restricted Area” shall mean:

(a)	England, Scotland, Wales; and

(b)

any other country in the world where, on the Termination Date, the Employer was engaged in the research into, development, manufacture, distribution, sale or supply or otherwise dealt with Employer Goods or Employer Services;

“Restricted Goods” shall mean Employer Good or goods of a similar kind;

“Restricted Period” shall mean the period of twelve months immediately following the Termination Date, provided always that if the Employer exercises its rights under clause 3.6 to place you on Garden Leave, it shall mean the period of twelve months immediately following the commencement of the Garden Leave period;

“Restricted Services” shall mean Employer Services or services of a similar kind;

“Supplier” shall mean any person firm or company or other organisation whatsoever which supplied goods or services to the Employer which it required to produce Employer Goods or to supply Employer Services during the two years immediately preceding the Termination Date (or, if the Employer exercises its rights under clause 3.6 to place you on Garden Leave, the two year period immediately preceding the commencement of that Garden Leave) and with whom or which, during such period:

(a)	you had personal dealings in the course of the Employment; or

(b)	any employee who was under your direct or indirect supervision shall have had personal dealings in the course of the Employment;

“Termination Date” means the date of termination of the Employment (howsoever caused).

19.2

Without prejudice to clause 14.1 you hereby undertake that you will neither during the Employment nor during the Restricted Period without our prior written consent (such consent not to be unreasonably withheld) whether on your own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

19.2.1

in competition with the Employer within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Goods or Restricted Services;

19.2.2	in competition with the Employer, solicit business from or canvass any Customer if such solicitation or canvassing is in respect of Restricted Goods or Restricted Services;

19.2.3	in competition with the Employer, accept orders for Restricted Goods or Restricted Services from any Customer;

19.2.4	in competition with the Employer, solicit business from or canvass any Prospective Customer if such solicitation or canvassing is in respect of Restricted Goods or Restricted Services;

19.2.5	in competition with the Employer, accept orders for Restricted Goods or Restricted Services from any Prospective Customer;

19.2.6	in competition with the Employer, entice or seek to entice away from the Employer, or otherwise interfere with the relationship between the Employer and any Supplier;

19.2.7	solicit or induce or endeavour to solicit or induce any Key Employee to cease working for or providing services to the Employer, whether or not they would thereby commit a breach of contract;

19.2.8	cause or permit any third party directly or indirectly under your control to do any of the acts or things specified above.

19.3

Clause 19.2 shall also apply as though there were substituted for references to “the Employer” references to each Group Company in relation to which you have in the course of your duties for the Employer or by reason of rendering services to or holding office in such Group Company:

19.3.1	acquired knowledge of its trade secrets or Confidential Information; or

19.3.2	had personal dealings with its Customers or Prospective Customers; or

19.3.3	supervised employees having personal dealings with its Customers or Prospective Customers but so that references in clauses 19.1 and 19.2 to “Employer” shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by you pursuant to this clause 19.3 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Employer.

19.4

The benefit of the restrictions in clause 19.3 is held by the Employer for itself and on trust for each Group Company and shall be enforceable on behalf of each Group Company as though it were a party to this Agreement.

19.5

You shall not at any time after the Termination Date directly or indirectly represent yourself as being interested in or employed by or in any way connected with the Employer or any Group Company, other than as a former employee of the Employer and you shall not (whether directly or indirectly and whether on your own or through an association of any kind with any third party) make use of any corporate or business name which is used by the Employer or any Group Company, or which is similar to or likely to be confused with any such name.

19.6	None of the restrictions in this clause 19 shall prevent you from:

19.6.1

holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

19.6.2

being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with the Employer in respect of any Restricted Goods or Restricted Services; or

19.6.3

being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the twelve months before the Termination Date.

19.7

While the restrictions in this clause 19 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer or a Group Company but would be adjudged reasonable if part or parts of the wording thereof were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

19.8

If your employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 19, protecting the confidential information, trade secrets and business connections of the New Employer.

19.9

You will, at our request and our expense, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 19 (or such of those restrictions as we deem appropriate) in relation to that Group Company.

20	No personal dealings

20.1

You shall not without the written consent of the Board make or seek to make on your behalf or (otherwise than properly in the performance of your duties to the Employer) on behalf of any other person, firm or company any contract or other arrangement of a commercial nature with any actual or prospective customer, contractor or supplier of the Employer or any Group Company.

21	Grievance and disciplinary procedures

21.1

You are subject to the Employer’s disciplinary and grievance procedures, copies of which are available from the Employer. These procedures do not form part of your contract of employment and may be modified at any time.

21.2	If you want to raise a grievance, you may apply in writing to Chair of the Board (or his nominee) in accordance with the Employer’s grievance procedure.

21.3	If you wish to appeal against a disciplinary decision you may apply in writing to Chair of the Board (or his nominee) in accordance with the Employer’s disciplinary procedure.

21.4

We may at any time suspend you from any or all of your duties during any period in which we are carrying out any disciplinary investigation involving you, or while any disciplinary procedure against you is outstanding.

21.5	During any period of suspension in accordance with clause 21.4:

21.5.1	your entitlement to receive your normal salary and other contractual benefits shall continue, subject always to the relevant scheme or policy relating to such benefits;

21.5.2	you shall remain an employee of the Employer and shall be bound by the terms of the Employment;

21.5.3	you shall ensure that the Employer knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

21.5.4

we shall be entitled to exclude you from our premises and to instruct you not to contact (or attempt to contact) the employees, agents, clients or customers of the Employer or of any Group Company; and

21.5.5	we may require you to lodge with us all or any of the items referred to in clause 17.4.3.

21.6	The provisions of this clause shall not apply to any action taken by the Employer under clause 17.3.

22	Deductions and Clawback

22.1

For the purposes of the ERA you authorise us at any time during the Employment, and in any event on termination howsoever arising, to deduct from your remuneration under this Agreement (which for this purpose includes salary, commission, bonus, holiday pay, sick pay and pay in lieu of notice) any monies due from you to us including, but not limited to, any outstanding loans, advances, the cost of repairing any damage or loss of our property caused by you (and of recovering it), excess holiday, and any other monies owed by you to us.

23	Anti-corruption provisions

23.1	We take a zero tolerance approach to bribery and corruption. You must comply with the Bribery Act 2010 and related procedures at all times.

23.2

In particular you shall not during the term of this Agreement without the consent of the Board seek or accept from any actual or prospective customer, contractor or supplier of the Employer or any Group Company any gift, gratuity or benefit of more than a trivial value or any hospitality otherwise than properly in the performance of your duties to the Employer or any Group Company of a kind and value.

24	Staff Handbook

24.1	Your attention is drawn to the policies and procedures set out in the Employer’s Staff Handbook a copy of which has been supplied to you. You agree to abide by those policies and procedures.

24.2	The Staff Handbook also includes details of any paid leave to which you are entitled, in addition to your entitlement to sick pay and holiday pay set out above.

24.3	Save as set out in this Agreement or referred to in clause 24.2 you are not entitled to any other benefits provided by the Employer.

25	Data protection

25.1

You agree to act in accordance with Data Protection Legislation at all times both during the Employment and following its termination (for any reason) and to comply at all times with any policy introduced by us in order to comply with Data Protection Legislation, including any policy on the transfer of data outside the European Economic Area.

25.2

You acknowledge that we will process personal data about you in accordance with and to the extent permitted by Data Protection Legislation in order for us to perform our obligations under this Agreement, for example paying your salary, or to pursue our legitimate interests. Personal data relating to you may be kept electronically or in hard copy format.

25.3

You acknowledge that we will process special category personal data relating to you in accordance with and to the extent permitted by Data Protection Legislation in order for us to perform or exercise obligations or rights imposed or conferred by law on us in connection with employment, social security or social protection.

25.4

We agree to abide by our commitments under any policy introduced by us in order to comply with Data Protection Legislation and to process personal data (including special category personal data) in relation to you in accordance with any privacy/fair processing notices notified to you.

25.5	In this clause the expressions “personal data” and “special category personal data” have the same meanings as those expressions bear in the General Data Protection Regulation (EU) 2016/679.

26	Notices

26.1

Any notice or other document to be given under this Agreement shall be in writing and may be given personally to you or to the Secretary of the Employer or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Employer, its registered office for the time being and in your case either to your address shown on the face of this Agreement or to your last known place of residence.

26.2

Any such notice shall (unless the contrary is proved) be deemed served when in the ordinary course of the means of transmission it would be first received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted, or that the facsimile transmission was despatched.

26.3	A notice required to be given under this Agreement shall not be validly given if sent by e-mail.

26.4	The provisions of this clause do not apply to the service of legal proceedings.

27	Former contracts of employment or other arrangements

27.1

This Agreement, and any agreements referred to in it, contains the entire understanding between the parties and supersedes any previous agreements and arrangements (if any), relating to your employment, which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and you acknowledge that you have no outstanding claims of any kind against the Employer or any Group Company in respect of any such agreement or arrangement.

28	Variations and amendments

28.1	No modification, variation or amendment to this Agreement shall be effective unless it is in writing and signed by or on behalf of each party.

29	Choice of law and submission to jurisdiction

29.1

The validity, construction and performance of this Agreement, and any claim, dispute or matter arising under or in connection with it or its enforceability, shall be governed by and construed in accordance with English law.

29.2

The parties submit to the exclusive jurisdiction of the English Courts over any claim, dispute or matter arising under or in connection with this Agreement or its enforceability or the legal relationships established by this Agreement.

30	Miscellaneous

30.1

No provisions of this Agreement may be enforced by a person who is not a party to this Agreement in their own right, and the whole or any part of this Agreement may be rescinded or varied without the consent of any such third party.

30.2

You confirm that prior to entering into this Agreement you took independent legal advice on the nature, extent and enforceability of your obligations under this Agreement and confirm that you were advised that each of the separate covenants set out in clause 19 are enforceable against you. You confirm you understand that your remuneration under this Agreement has been agreed on the basis that such covenants are binding on you and enforceable against you.

30.3

You agree that if you apply for or are offered employment or any other engagement with any other person or organisation during the Employment, or while any or the post-termination restrictions in clause 19 remain in force, you will supply any such third party with a copy of this Agreement before entering into any such arrangement to ensure that that party is fully aware of your obligations to us.

30.4	There are no collective agreements applicable to the Employment.

30.5

The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.

30.6	This Agreement constitutes your written statement of the terms of your employment provided in compliance with Part I of the ERA.

This document has been executed as a DEED and is delivered and takes effect on the date stated at the beginning of it.

Executed as a DEED by F-STAR BIOTECHNOLOGY LIMITED acting by a director and the secretary:	) ) )	/s/ John P. Fitzpatrick

	)	Director’s signature

John P. Fitzpatrick

Director’s name

Witness’ signature:		/s/ Laura Hare

Witness’ name (BLOCK CAPITALS):		LAURA HARE

Witness’ address:		[ADDRESS]

Witness’ occupation:		[OCCUPATION]

Signed by ELIOT FORSTER as a DEED in the presence of:	) )	/s/ Eliot Forster

Witness’ signature:		/s/ Katherine Johnson

Witness’ name (BLOCK CAPITALS):		KATHERINE JOHNSON

Witness’ address:		[ADDRESS]

Witness’ occupation:		[OCCUPATION]